                    Filed Pursuant to Rule 424(b)(3) and (c)
                             File Number 333-36152

              PROSPECTUS SUPPLEMENT NO. 2 DATED September 14, 2000
                        to Prospectus Dated May 30, 2000

                        INHALE THERAPEUTIC SYSTEMS, INC.
                                  $230,000,000
                                       of
                       5% Convertible Subordinated Notes
                              due February 8, 2007
                                      and
                        2,998,305 Shares of Common Stock
                     Issuable Upon Conversion of the Notes

    This prospectus supplement supplements the prospectus dated May 30, 2000 of Inhale Therapeutic Systems, Inc. relating to the public offering and sale by selling security holders described below. This prospectus supplement contains information on ownership of principal amount of notes beneficially owned and offered and shares of our common stock issuable upon conversion of the notes. This prospectus supplement should be read in conjunction with the prospectus, and this prospectus supplement is qualified by reference to the prospectus, except to the extent that the information provided by this prospectus supplement supersedes the information contained in the prospectus.

                            SELLING SECURITY HOLDERS

The table on pages 41, 42, 43 and 44 of the prospectus setting forth information concerning the selling security holders is amended by the addition of the following information to that table:

----------------------------------------------------------------------------------------------------------
                                                                                                 COMMON
                                                    PRINCIPAL                                     STOCK
                                                    AMOUNT OF       COMMON STOCK                  OWNED
                                                      NOTES         ISSUABLE UPON                 AFTER
                                                   BENEFICIALLY     CONVERSION OF    COMMON     COMPLETION
                                                    OWNED AND          THE           STOCK       OF THE
            SELLING SECURITY HOLDER                 OFFERED(1)      NOTES(1)(3)     OFFERED(3)  OFFERING
----------------------------------------------------------------------------------------------------------
Bank Austria Cayman Island, Ltd.                   $  900,000(2)        23,464        23,464           --
----------------------------------------------------------------------------------------------------------
BNP Cooper Neff Convertible Strategies Fund,
  L.P.                                             $     734,000        19,137        19,137           --
----------------------------------------------------------------------------------------------------------
BNP Arbitrage SNC                                  $   16,000(2)           417           417           --
----------------------------------------------------------------------------------------------------------
BT Equity Opportunities                            $   1,000,000        26,072        26,072           --
----------------------------------------------------------------------------------------------------------
BT Equity Strategies                               $   1,000,000        26,072        26,072           --
----------------------------------------------------------------------------------------------------------
Pioneer High Yield Fund                            $     400,000        10,428        10,428           --
----------------------------------------------------------------------------------------------------------
Merrill Lynch, Pierce, Fenner & Smith, Inc.        $  750,000(2)        19,554        19,554           --
----------------------------------------------------------------------------------------------------------
Q Opportunity Fund, Ltd.                           $  12,500,000       325,902       325,902           --
----------------------------------------------------------------------------------------------------------
Ramius Capital Group Holdings, Ltd.                $  100,000(2)         2,607         2,607           --
----------------------------------------------------------------------------------------------------------

--------------------------

(1) Amounts indicated may be in excess of the total amount registered due to sales or transfers exempt from the registration requirements of the Securities Act since the date upon which the selling holders provided to us in the information regarding their notes.

(2) Amounts listed are in addition to the principal amount of notes beneficially owned and offered by the selling holder already included in the prospectus.

(3) The Board of Directors declared a two-for-one split of the outstanding shares of our common stock for all holders of record as of the close of business on August 1, 2000 which was effected in the form of a stock dividend resulting in a reduction by one-half of the conversion price per share and an increase in the number of shares of our common stock issuable upon conversion of the notes. As of August 2, 2000 the notes became convertible at a conversion price of $38.355 per share.

Information concerning the selling holders may change from time to time and any changed information will be set forth in supplements to this prospectus if and when necessary. In addition, the conversion rate and therefore, the number of shares of common stock issuable upon conversion of the notes, is subject to adjustment under certain circumstances. Accordingly, the aggregate principal amount of notes and the number of shares of common stock into which the notes are convertible may increase or decrease.